Exhibit 10.3

Amendment No. 2 to

Joan S. Freilich Employment Agreement

The EMPLOYMENT AGREEMENT by and between Consolidated Edison, Inc., a New York Corporation (“CEI”), and Joan S. Freilich (the “Executive”), dated as of September 1, 2000 and amended effective May 31, 2002, is amended effective September 1, 2005, as follows:

WHEREAS, the Executive and CEI entered into an Employment Agreement effective September 1, 2000 (the “Agreement”);

WHEREAS, the Executive and CEI amended the Agreement as of May 31, 2002 to provide for an additional grant of restricted stock units;

WHEREAS, the Board of Directors of the Company (the “Board”) has elected a new Chief Financial Officer of the Company effective as of September 1, 2005;

WHEREAS, the parties desire to further amend the Agreement to provide for the Executive’s change in title, duties and responsibilities.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Section 1(b) of the Agreement is amended to add the following at the end of the paragraph:

“Notwithstanding the foregoing, in no event shall the Employment Period extend beyond December 1, 2006.”

2. Section 2(a) of the Agreement is amended to provide the following at the end of the paragraph:

“Notwithstanding the foregoing, effective September 1, 2005, the Executive shall serve as Vice Chairman of CEI and Vice Chairman of CECONY.”

3. Section 2(b) of the Agreement is deleted in its entirety and replaced with the following:

“Executive shall report to the Executive Chairman of CEI. Executive shall have such duties and responsibilities commensurate with her position as may be assigned to her from time to time by the Executive Chairman of CEI or the Board.”

4. Section 2(c) of the Agreement is amended to delete the second sentence thereof and to substitute the following in its place:

“Effective September 1, 2005, Executive hereby resigns as a member of the Board.”

5. The first sentence of Section 2(e) of the Agreement is deleted and replaced with the following:

“Until December 1, 2005, Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and to use her reasonable best efforts to perform such responsibilities in a professional matter. Effective December 1, 2005, Executive shall be permitted at her discretion to work from her home but shall report to the office from time to time as she in her good faith judgment deems desirable or as reasonably requested by the Executive Chairman. Executive shall at times continue to be classified as a full-time employee.”

6. The words “and director” are deleted from the second sentence of Section 2(e) of the Agreement.

7. Section 3(b) of the Agreement is amended by adding the following at the end of the paragraph:

“The Executive’s percentage award levels applied against the pool for 2006 will not be less than that for 2005.”

8. Section 3(c) of the Agreement is amended by deleting the third sentence thereof and substituting the following at the end of the paragraph:

“The Board, subject to any required shareholder approval, will determine the Company’s long term incentive compensation program, and the type and amount of equity and any other long-term incentive grants provided under the program will be determined by the Compensation Committee from time to time provided that upon Executive’s retirement (i) any performance-based equity awards shall fully vest and be paid out within 30 days of the date employment terminates as if targeted performance had been achieved through the applicable performance period and (ii) any non-performance based awards granted to Executive, including restricted stock awards, restricted stock units and options, shall fully vest and (A) be paid out within 30 days of the date Executive’s employment terminates and (B)(x) in the case of options granted prior to

April 19, 2001, be exercisable until the third anniversary of the Executive’s date of retirement and (y) in the case of options granted after April 19, 2001 be exercisable until the tenth anniversary of the grant date, provided, however, that is no event shall options be exercisable beyond the expiration of their term.” Notwithstanding anything to the contrary in this Agreement, in the event that the Executive is terminated by the Company without Cause prior to December 1, 2006 (or terminates her employment with Good Reason after a Change in Control prior to December 1, 2006) her equity awards shall be treated as provided in the preceding sentence.

9. Section 3(f) of the Agreement is amended to add the following at the end of the paragraph:

“Upon Executive’s retirement from the Company, the Executive shall receive credit for eighteen months of additional service with the Company (plus, if the termination is without Cause or for Good Reason, credit as if she worked through December 1, 2006) under the applicable qualified defined benefit retirement plans and nonqualified defined benefit SERPS of the Company.”

10. A new Section 3(j) shall be added to provide as follows:

“To the fullest extent permitted by applicable law the Company shall (a) indemnify the Executive as an officer or director of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer or director of the Company or a trustee or fiduciary of such employee benefit plan, (b) pay for or reimburse the Executive’s reasonable expenses incurred in the defense of any proceeding to which the Executive is a party because, she is or was an officer or director of the Company or a trustee or fiduciary of such employee benefit plan and (c) if the Company maintains directors and officers liability insurance to cover the Executive under such insurance to the same extent it covers other officers and directors. The Executive’s rights under the this Section 3(j) shall survive the termination of the Executive’s employment by the Company.”

11. Section 4(c)(i)(B) of the Agreement is deleted in its entirety.

12. A new Section 12(h) shall be added to provide as follows:

“JOBS Act Compliance. If any provision of this Agreement would result in unintended or adverse tax consequences to the Executive or would contravene the regulations anticipated to be promulgated under Section 409A of the American Jobs Creation Act of 2004 (the “JOBS Act”), or other Department of Treasury guidance, the parties shall reform this Agreement or any provisions hereof to maintain to the maximum extent practicable the original purpose of the provision without violating the provisions of the JOBS Act or creating unintended or adverse tax consequences to the Executive.”

13. Executive acknowledges that the provisions of this Amendment No. 2 shall not constitute Good Reason to terminate employment under the Agreement.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized director and its corporate seal to be affixed hereto, and the Executive has hereto set her hand as of July 22, 2005.

CONSOLIDATED EDISON, INC.

By:	/s/ George Campbell, Jr.
George Campbell, Jr.
Chairman, Management
Development and Compensation
Committee

/s/ Joan S. Freilich
Joan S. Freilich

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